                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                   International Comfort Products Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   [ICP LOGO]

                   INTERNATIONAL COMFORT PRODUCTS CORPORATION

                      NOTICE OF ANNUAL AND SPECIAL MEETING

                                OF SHAREHOLDERS

                                      AND

                           MANAGEMENT PROXY CIRCULAR

                 MEETING TO BE HELD AT 10:00 A.M. (LOCAL TIME)

                            WEDNESDAY, MAY 19, 1999

                                       AT

                        METRO TORONTO CONVENTION CENTRE

                            NORTH BUILDING, ROOM 101

                             255 FRONT STREET WEST

                            TORONTO, ONTARIO, CANADA

                      NOTICE OF ANNUAL AND SPECIAL MEETING
                                OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the annual and special meeting of the shareholders of International Comfort Products Corporation (the "Company") will be held at the Metro Toronto Convention Centre, North Building, Room 101, 255 Front Street West, Toronto, Ontario, Canada on Wednesday, May 19, 1999 at 10:00 a.m. (local time) (the "Meeting") for the following purposes:

          1. To receive the Company's annual report, including the consolidated financial statements of the Company for the year ended December 31, 1998, together with the auditors' report on such financial statements;

          2. To elect a Board of twelve directors to serve until the 2000 annual meeting of shareholders or until their respective successors shall have been duly appointed;

          3. To reappoint Arthur Andersen LLP as auditors of the Company;

          4. To consider and, if thought advisable, to pass a resolution authorizing and approving the Company's Annual and Long-Term Incentive Plan as set forth and described in the attached Proxy Circular; and

          5. To transact such other business as may properly come before the Meeting or any adjournment thereof.

     All shareholders are cordially invited to attend the Meeting. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN ENVELOPE PROVIDED. This will not prevent you from voting in person, should you so desire, but will help to secure a quorum and avoid added solicitation costs. In order for proxies to be used at the Meeting, proxies must be deposited with Montreal Trust Company of Canada not later than the close of business on May 17, 1999, or if the Meeting is adjourned, 48 hours (excluding Saturdays and holidays) before any adjournment of the Meeting.

     DATED at Toronto, Ontario, Canada this 16th day of April, 1999.

                                          BY ORDER OF THE BOARD OF DIRECTORS
                                          /s/ DAVID P. CAIN
                                          DAVID P. CAIN
                                          Senior Vice President,
                                          General Counsel and Secretary

                           MANAGEMENT PROXY CIRCULAR

                            SOLICITATION OF PROXIES

GENERAL, COSTS AND REVOCABILITY

     The enclosed proxy is solicited by and on behalf of management of International Comfort Products Corporation (the "Company" or "ICP") from holders of the Company's ordinary shares (the "Shares") to be voted at the Company's annual and special meeting of shareholders to be held at the Metro Toronto Convention Centre, North Building, Room 101, 255 Front Street West, Toronto, Ontario, Canada on Wednesday, May 19, 1999, at 10:00 a.m. (local time), and at all adjournments thereof (the "Meeting"). The Board of Directors of the Company (the "Board") has fixed the close of business on March 31, 1999, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to attend and vote at the Meeting, except to the extent that (a) a person has transferred ownership of any Shares after the Record Date; and (b) the transferee of those Shares (i) produces properly endorsed share certificates, or (ii) otherwise establishes that the transferee owns the Shares, and demands, not later than ten days prior to the Meeting, that the transferee's name be included in the list of persons entitled to vote at the Meeting, in which case the transferee will be entitled to vote the transferred Shares at the Meeting. On the Record Date, 40,720,334 Shares were outstanding. The Company has no other voting securities issued and outstanding.

     The approximate date on which this Proxy Circular and the accompanying proxy are first being sent to shareholders is April 16, 1999.

     ALL EXPENSES OF THIS SOLICITATION, INCLUDING THE COST OF PREPARING AND MAILING THIS PROXY CIRCULAR, WILL BE BORNE BY THE COMPANY. In addition to solicitation by mail, proxies may be solicited by directors, officers, and employees of the Company in person or by telephone or other means of communication. Such directors, officers, and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with custodians, nominees, and fiduciaries for forwarding of proxy solicitation material to beneficial owners of Shares held of record by such persons, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     As a shareholder, you can revoke your proxy for the Meeting or any adjournment of the Meeting in any manner permitted by law. This includes depositing a written statement signed by you (or signed by your attorney, authorized in writing) either (i) at the registered office of the Company, c/o Osler, Hoskin & Harcourt, 66th Floor, P.O. Box 50, 1 First Canadian Place, Toronto, Ontario, Canada, M5X 1B8 Attention: Mr. John H. Macfarlane, at any time up to and including the last business day before the Meeting, or any adjournment thereof, at which the proxy is to be used, or (ii) with the Chairman of the Meeting prior to the commencement of the Meeting on the day of the Meeting, or any adjournment thereof.

     The Company's principal executive offices are located at 501 Corporate Centre Drive, Suite 200, Franklin, Tennessee, USA 37067.

     Except as otherwise stated, all dollar amounts are expressed in United States dollars.

VOTING, QUORUM, USE

     Each shareholder is entitled to one vote per Share held of record on the Record Date, except to the extent that the shareholder has transferred any of such Shares after the Record Date and the transferee has both established the transferee's ownership of the transferred Shares and demanded, not later than ten days prior to the Meeting, that the Company recognize the transferee as the person entitled to vote the transferred Shares at the Meeting.

     The holders of at least 33 1/3 percent of the Shares issued and outstanding on the Record Date are required to be present in person or by properly executed proxies to constitute a quorum in order to transact business at the Meeting.

     ALL SHARES REPRESENTED AT THE MEETING BY PROPERLY EXECUTED PROXIES RECEIVED BY MONTREAL TRUST COMPANY OF CANADA NOT LATER THAN THE CLOSE OF BUSINESS ON MAY 17, 1999, OR IF THE MEETING IS ADJOURNED, 48 HOURS (EXCLUDING SATURDAYS AND HOLIDAYS) BEFORE ANY ADJOURNMENT OF THE MEETING AND NOT PROPERLY REVOKED WILL BE VOTED AT THE MEETING IN ACCORDANCE WITH THE INSTRUCTIONS INDICATED IN SUCH PROXIES.

     The persons named in the enclosed form of proxy are representatives of management of the Company and are directors and/or officers of the Company. ANY SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) OTHER THAN THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY TO ATTEND, ACT OR VOTE FOR SUCH SHAREHOLDER AND ON SUCH SHAREHOLDER'S BEHALF AT THE MEETING. TO EXERCISE SUCH RIGHT, A SHAREHOLDER SHOULD INSERT SUCH OTHER PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE PROXY OR SUBSTITUTE ANOTHER PROPER FORM OF PROXY.

     In voting by proxy in regard to the election of directors to serve until the 2000 annual meeting of shareholders or until their respective successors are duly appointed, shareholders may vote in favor of all nominees, or withhold their votes as to all nominees, or withhold their votes as to specific nominees. In voting by proxy in regard to all other items, shareholders may vote in favor of the proposal, against (or in the case of the proposed reappointment of Arthur Andersen LLP, withhold their votes with respect to) the proposal or may abstain from voting. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, FOR THE REAPPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS AND FOR THE RESOLUTION CONFIRMING THE ADOPTION OF THE COMPANY'S ANNUAL AND LONG-TERM INCENTIVE PLAN. The accompanying proxy gives the persons named in it the discretionary authority to act on amendments to matters identified in the Notice of Annual and Special Meeting or any additional matters that may properly be brought before the Meeting or any adjournment thereof. At the date of this Proxy Circular, management of the Company is not aware of any such amendments or additional matters to be presented for action at the Meeting.

     All items to be submitted at the Meeting for shareholder approval will require the affirmative vote of a majority of those Shares present and voting on that item.

     NO SPECIFIC PROVISIONS OF THE CANADA BUSINESS CORPORATIONS ACT, THE COMPANY'S ARTICLES OR THE COMPANY'S BY-LAWS ADDRESS THE ISSUE OF ABSTENTIONS OR BROKER NON-VOTES. ABSTENTIONS AND BROKER NON-VOTES WILL BE TREATED AS SHARES THAT ARE PRESENT AND ENTITLED TO VOTE FOR PURPOSES OF DETERMINING THE PRESENCE OF A QUORUM FOR THE TRANSACTION OF BUSINESS. ABSTENTIONS AND BROKER NON-VOTES, HOWEVER, WILL NOT BE COUNTED AS VOTES EITHER IN FAVOR OF OR AGAINST A PARTICULAR PROPOSAL. FOR PURPOSES OF DETERMINING THE NUMBER OF SHARES VOTING ON A PARTICULAR PROPOSAL, ABSTENTIONS ARE COUNTED AS SHARES VOTING, WHEREAS BROKER NON-VOTES ARE NOT COUNTED AS SHARES VOTING. MONTREAL TRUST COMPANY OF CANADA WILL ACT AS SCRUTINEERS AND TABULATE THE VOTES.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Except as set forth in the following table, the Company is not aware of any person who, as of the Record Date, was the beneficial owner of 5% or more of the Shares.

                                                         AMOUNT AND NATURE OF
         NAME AND ADDRESS OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP        PERCENT OF CLASS
         ------------------------------------            --------------------        ----------------
Ravine Partners, Ltd...................................       8,304,111(1)                20.39%
  3219 McKinney Avenue
  Dallas, Texas 75204
Ontario Teachers' Pension Plan Board...................       7,919,638                   19.45%
  5650 Yonge Street, 5th Floor
  North York, Ontario M2M 4H5

---------------

(1) Includes 414,241 Shares owned by Richard W. Snyder, a director of the Company, who is a general partner of Ravine Partners, Ltd.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information concerning the beneficial ownership of Shares, as of the Record Date, by all directors, by each of the executive officers named in the Summary Compensation Table beginning on page 7 and by all directors and executive officers as a group.

                                                             AMOUNT AND NATURE OF          PERCENT OF
                 NAME OF BENEFICIAL OWNER                   BENEFICIAL OWNERSHIP(1)         CLASS(2)
                 ------------------------                   -----------------------        ----------
Richard C. Barnett........................................             3,389                  *
Stanley M. Beck, Q.C......................................             2,723                  *
W. Michael Clevy..........................................           456,772(3)               *
The Honourable William G. Davis, P.C., C.C., Q.C..........             2,337                  *
John F. Fraser, O.C.......................................             5,171                  *
Roy T. Graydon............................................         7,919,638(4)             19.45%
Marvin G. Marshall........................................            18,126                  *
Ernest C. Mercier.........................................             9,800                  *
David H. Morris...........................................             3,585                  *
David A. Rattee...........................................            21,568(5)               *
Richard W. Snyder.........................................         8,304,111(6)             20.39%
William A. Wilson.........................................            11,634                  *
David P. Cain.............................................           118,929(3)               *
Stephen L. Clanton........................................            87,921(3)               *
Augusto H. Millan.........................................           119,615(3)               *
James R. Wiese............................................           152,044(3)               *
All directors and executive officers as a group (22
  persons)................................................        17,657,138(3)             43.36%

---------------

(1) Includes Shares that any person has the right to acquire within 60 days of the Record Date. Ownership is direct unless otherwise noted.
(2) An asterisk (*) in this column denotes ownership of less than one percent of the outstanding Shares as of the Record Date.
(3) Includes Shares subject to options that currently are exercisable as follows: Mr. Clevy (425,000); Mr. Cain (91,000); Mr. Clanton (74,333); Mr.
    Millan (91,000); Mr. Wiese (91,000); all executive officers as a group (1,120,083).
(4) Includes 7,916,638 Shares owned by the Ontario Teachers' Pension Plan Board, of which Mr. Graydon is an employee. Mr. Graydon disclaims any beneficial interest in these Shares.
(5) Includes 6,125 Shares owned by Mr. Rattee's spouse.
(6) Includes 7,889,870 Shares owned by Ravine Partners, Ltd., of which Mr. Snyder is a general partner.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under the securities laws of the United States, the Company's directors, executive officers, and any persons holding more than ten percent of the Shares are required to report their ownership of the Shares and any changes in that ownership to the United States Securities and Exchange Commission ("SEC") and the American Stock Exchange ("AMEX"). These persons also are required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established and the Company is required to report in this Proxy Circular any failure to file such reports by these dates during the Company's 1998 fiscal year. Based solely on a review of the reports furnished to the Company and written representations from the Company's directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company's directors, executive officers, and ten percent holders during 1998 except as follows: Mr. Graydon, pursuant to the Company's Share Compensation Arrangement for Non-Employee Directors, receives a portion of his directors' fees in Shares. Mr. Graydon, however, as a representative of the Ontario Teachers' Pension Plan Board ("Teachers"), assigns all Shares so received to Teachers. Mr. Graydon's receipt and assignment of all such Shares to Teachers during 1998 were timely reported by Mr. Graydon; however, their receipt was not reported by Teachers until it filed a Form 5 on February 17, 1999, which was one (1) day late.

                             ELECTION OF DIRECTORS

INFORMATION REGARDING NOMINEES

     The Company's Articles provide that the Board shall consist of not less than three nor more than 13 directors. The Board has determined that the Board shall consist of 12 directors. The terms of all current directors will expire upon the election of new directors at the Meeting. The Board proposes the election of the nominees listed below to serve until the 2000 annual meeting of shareholders or until their respective successors are duly appointed. All of the nominees listed below currently are directors of the Company and were elected at the 1998 meeting of shareholders. Unless contrary written instructions are received, it is intended that the Shares represented by proxies solicited by management of the Company will be voted in favor of the election of all named nominees as directors. If for any reason any nominee is unable to serve, the persons named in the proxy have advised that they will vote for a substitute nominee as proposed by the Board. Each nominee has consented to act as a director, if elected, and the Board has no reason to expect that any nominee will fail to be a candidate at the Meeting. Therefore, it does not at this time have any substitute nominees under consideration. The information relating to the 12 nominees set forth below has been furnished to the Company by the named individuals.

     The 12 nominees, their principal occupations,(1) their period(s) of service as a director of the Company, and their ages are as follows:

       PHOTO          RICHARD C. BARNETT                    PHOTO          STANLEY M. BECK, Q.C.
                      Retired                                              Arbitrator
                      Age -- 60                                            Age --64
                                                                           Director since June 1991
                      Director since May 1998

       PHOTO          W. MICHAEL CLEVY                      PHOTO          THE HONOURABLE WILLIAM G.
                                                                           DAVIS, P.C., C.C., Q.C.
                      President and Chief
                      Executive                                            Counsel for Tory Tory
                      Officer of the Company                               DesLauriers & Binnington,
                                                                           Barristers & Solicitors(2)
                      Age -- 50
                                                                           Age -- 69
                      Director since September
                      1995                                                 Director from August 1985
                                                                           to April 1990 and since
                                                                           June 1992

       PHOTO          JOHN F. FRASER, O.C.                  PHOTO          ROY T. GRAYDON
                      Chairman of Air Canada                               Portfolio Manager, Ontario
                      (airline company)(3)                                 Teachers' Pension Plan
                                                                           Board
                      Age -- 68                                            (pension administrator)
                      Director from May 1985 to                            Age -- 38
                      April 1990 and since June
                      1992                                                 Director since June 1997

       PHOTO          MARVIN G. MARSHALL                    PHOTO          ERNEST C. MERCIER
                      President and Chief                                  Corporate Director(4)
                      Executive Officer of
                      Remington Capital                                    Age -- 66
                      Investments Limited (real
                      estate and related                                   Director since August 1994
                      ventures)
                      Age -- 61
                      Director since August 1994

       PHOTO          DAVID H. MORRIS                       PHOTO          DAVID A. RATTEE
                      Corporate Director(5)                                President and Chief
                                                                           Executive Officer of CIGL
                      Age -- 57                                            Holdings Limited (insurance
                                                                           and financial services
                      Director since August 1994                           holding company)(6)
                                                                           Age -- 56
                                                                           Director since June 1993

       PHOTO          RICHARD W. SNYDER                     PHOTO          WILLIAM A. WILSON
                      Chairman, SnyderCapital                              President and Chief
                      Corporation (investment                              Executive Officer, Fresh
                      company)                                             Air Solutions (developer of
                                                                           air conditioning
                      Age -- 60                                            technology)
                      Director since June 1996                             Age -- 65
                                                                           Director since June 1996

---------------

(1) All of the directors and nominees have had the principal occupation listed above for the previous five years except as follows: Mr. Barnett was Vice President and General Manager of Tyler Pipe Company (valve and fitting manufacturer) until his retirement in 1998; Mr. Clevy joined the Company as President and Chief Operating Officer of the Company's U.S. operating subsidiary, International Comfort Products Corporation (USA) ("ICP USA"), in September 1994. He was appointed President and Chief Executive Officer of the Company in December 1995. Prior to joining the Company, he was Vice President of Manufacturing and Technology of Carrier Corporation (HVAC manufacturer); Mr. Fraser, from 1995 to 1997, was Vice Chairman of Russel Metals Inc. (metals distribution and processing company). Prior to that time, Mr. Fraser had served as Chairman of Federal Industries Ltd. (transportation and distribution company) from May 1992 to May 1995; Mr. Graydon was Vice President and Director, Mergers & Acquisitions and Corporate Finance with Toronto-Dominion Securities Inc. (investment bank) from 1989 until June 1995; Mr. Marshall served as Chairman of the Board of the Company from December 1995 to June 1997. He also previously served as President and Chief Executive Officer of Bramalea Inc. (real estate developer); Mr. Morris, until his retirement in 1995, served as President and Chief Operating Officer of The Toro Company (outdoor power equipment manufacturer), a position he had held since 1988; Mr. Rattee also is Chairman, President and Chief Executive Officer of MICC Investments Ltd. (insurance and financial services holding company).
(2) Also serves as a director of Corel Corporation, The First American Financial Corporation, First American Title Insurance Company, Magna International Inc, and The Seagram Company Ltd.
(3) Also serves as a director of Air Canada, the Bank of Montreal, and The Thomson Corporation.
(4) Also serves as a director of Cascade Corporation and Golden Star Resources Ltd.
(5) Also serves as a director of Alamo Group Inc.
(6) Also serves as a director of Aluma Enterprises Inc. and Derlan Industries Limited.

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

     Compensation of Directors -- Standard Arrangements. Each director who is not either the Chairman or a full-time employee of the Company is paid a fee of $1,000 per Board meeting attended and $1,000 per committee meeting attended, as well as an annual retainer of $20,000. In addition, the Chairman of each committee is paid an additional annual retainer of $4,000. Directors also are reimbursed for any out-of-pocket expenses incurred in attending meetings of the Board or committees of the Board. Pursuant to the Company's Share Compensation Arrangement for Non-Employee Directors, at least 20 percent, or at an individual director's election, up to 100 percent of a director's fees, less taxes, is to be paid in Shares, rather than cash. The number of Shares that a director receives is determined at the end of each calendar quarter by dividing the aggregate fees to which the director is entitled by the average closing price of the Shares during the last five trading days of the quarter, multiplied by 20% to 100% based upon the election of the director described above.

     Compensation of Directors -- Other Arrangements. Upon Mr. Snyder becoming Chairman in 1997, he assisted Mr. Clevy and handled various matters of corporate business. Mr. Snyder is an ex-officio member of all committees of the Board and attends all meetings of all Board committees. Mr. Snyder also actively assists management in the day-to-day identification and evaluation of strategic alternatives for the Company. Since becoming Chairman, Mr. Snyder has received $10,000 per month for serving as Chairman. During his period of service as Chairman, Mr. Snyder has not received any other fees (excluding expenses) for serving as a director.

     Board of Directors.  The Board held eight regular meetings during 1998.

     Audit Committee. The Audit Committee, which currently is comprised of Messrs. Fraser, Graydon and Rattee, reviews the Company's financial statements, accounting practices and business and financial controls. It also recommends to the Board the external auditors to be appointed by the shareholders at each annual meeting of shareholders, reviews their audit work plan and approves their fees. The Audit Committee met five times in 1998.

     Compensation and Pension Committee. The Compensation and Pension Committee, which currently is comprised of Messrs. Beck, Davis, Morris and Wilson, reviews and makes recommendations to the Board in respect of the overall compensation philosophy of the Company and specific compensation policies, programs and plans. The Compensation and Pension Committee met four times in 1998.

     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which currently is comprised of Messrs. Beck, Marshall, and Rattee, recommends to the Board nominees for election as directors of the Company and makes recommendations on other matters relating to corporate governance policy. Although the Committee does not solicit suggestions for nominees for the Board, suggestions for nominees accompanied by biographical data will be considered if sent to the Company's Secretary. The Nominating and Corporate Governance Committee met two times in 1998.

     Strategic Planning Committee. The Strategic Planning Committee, which currently is comprised of Messrs. Barnett, Clevy, Mercier, Morris, and Wilson, assists in the development and updating of strategic plans for the Company's existing businesses and reviews and considers alternative plans for growth and diversification opportunities. The Strategic Planning Committee met two times in 1998.

     During 1998, all directors attended at least seventy-five percent of the meetings of the Board and the committees of the Board of which they were members.

                       COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table discloses compensation paid or accrued in 1998 and the two prior financial years by (i) the Chief Executive Officer of the Company, and
(ii) each of the Company's four most highly compensated executive officers, other than the Chief Executive Officer, who continued to serve as at December 31, 1998 (collectively, the "Named Executive Officers").

                                                                         LONG-TERM
                                                                      COMPENSATION(1)
                                                                   ----------------------
                                                                      AWARDS
                                                                   ------------   PAYOUTS
                                                   ANNUAL                         -------
                                               COMPENSATION(2)      SECURITIES
                                             -------------------      UNDER        LTIP      ALL OTHER
                                              SALARY     BONUS     OPTIONS/SARS   PAYOUTS   COMPENSATION
NAME AND OCCUPATION                   YEAR     ($)        ($)       GRANTED(#)      ($)          $
-------------------                   ----   --------   --------   ------------   -------   ------------
W. Michael Clevy....................  1998   $433,500   $200,000          --          --            --
  President and Chief Executive
     Officer                          1997    425,000    405,500     200,000          --            --
                                      1996    385,000    250,101     200,000          --      $206,038

David P. Cain.......................  1998   $178,512   $ 45,217          --          --            --
  Senior Vice President,              1997    175,008     70,000      50,000          --            --
  General Counsel and Secretary       1996    150,000     60,101      45,000          --            --

Stephen L. Clanton(3)...............  1998   $188,712   $ 46,654      25,000          --            --
  Senior Vice President, Chief
     Financial                        1997    178,754     75,000      50,000          --            --
  Officer and Treasurer               1996     81,843     60,101      45,000          --        63,416

Augusto H. Millan...................  1998   $178,512   $ 50,000          --          --        10,000(4)
  Senior Vice President and General
     Manager,                         1997    175,008     70,000      50,000          --            --
  International Sales and General
     Manager,                         1996    150,000     60,101      45,000          --            --
  Aftermarket Sales

James R. Wiese......................  1998   $178,512   $ 40,000          --      41,418            --
  Senior Vice President and General
     Manager,                         1997    175,008     70,000      50,000          --            --
  Residential Products Group          1996    145,000     60,101      45,000          --            --

---------------

(1) During the periods indicated, the Company has made no Restricted Stock Awards to the Named Executive Officers.
(2) For 1998, 1997, and 1996, perquisites and other personal benefits did not exceed the lesser of $50,000 and 10 percent of the total salary and bonus for each of the Named Executive Officers.
(3) Mr. Clanton joined the Company on July 19, 1996.
(4) Represents reimbursement for moving expenses.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets out the particulars of all grants of stock options(1) to any of the Named Executive Officers during the Company's fiscal year ended December 31, 1998.

                                                                                                POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED
                                                                                               ANNUAL RATES OF STOCK
                                                  PERCENT OF                                     PRICE APPRECIATION
                                NUMBER OF            TOTAL          EXERCISE                      FOR OPTION TERM
                             SECURITIES UNDER   OPTIONS GRANTED   OR BASE PRICE                     (CDN. $)(2)
                             OPTIONS GRANTED     TO EMPLOYEES         (CDN.       EXPIRATION   ----------------------
            NAME                   (#)          IN FISCAL YEAR      $/SHARE)         DATE         5%          10%
            ----             ----------------   ---------------   -------------   ----------   ---------   ----------
Mr. Clanton.................      25,000             6.9%            $15.30        12/19/01     $74,434     $158,814

---------------

(1) The exercise price of each option is equal to 100% of the fair market value of the Shares on the date of the grant. Fair market value for the purposes of option grants means the closing market price of the Shares on The Toronto Stock Exchange (the "TSE") on the last trading day preceding the date of the grant. Each option is exercisable after one year from the date of grant as to 33 1/3% of the Shares and in cumulative increments of 33 1/3% per year thereafter.
(2) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the Shares. No benefit to the option holder is possible without an increase in the price of the Shares. In order to realize the values set forth in the 5% and 10% columns, the per share price would be Cdn. $18.28 and Cdn. $21.65, respectively.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth certain information regarding outstanding stock options held by each of the Named Executive Officers as at December 31, 1998. No options were exercised by any of the Named Executive Officers during the fiscal year ended December 31, 1998.

                                                NUMBER OF SECURITIES
                                                     UNDERLYING                 VALUE OF UNEXERCISED
                                               UNEXERCISED OPTIONS AT         IN-THE-MONEY OPTIONS AT
                                                FISCAL YEAR-END (#)           FISCAL YEAR-END (CDN. $)
                                            ----------------------------    ----------------------------
                   NAME                     EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                   ----                     -----------    -------------    -----------    -------------
Mr. Clevy.................................    345,000         200,000       $2,764,500      $1,330,000
Mr. Cain..................................     72,000          48,000          569,900         314,100
Mr. Clanton...............................     47,000          73,000          317,700         294,300
Mr. Millan................................     72,000          48,000          569,900         314,100
Mr. Wiese.................................     72,000          48,000          569,900         314,100

                                 PENSION PLANS

     The Named Executive Officers participate in the salaried pension plan of ICP USA (the "Pension Plan"). Pension benefits are not reduced by a participant's social security benefits. Earnings for the purposes of the Pension Plan benefit formula consist of the participant's average monthly base rate of pay.

     The following table sets forth the estimated annual benefits payable upon retirement at age 65 to participants, based upon the 60 consecutive months of highest average earnings within 120 months of the date of determining benefits.

                               PENSION PLAN TABLE

                                                            YEARS OF SERVICE
                                     ---------------------------------------------------------------
REMUNERATION                            5          10         15         20         25        30+
------------                         --------   --------   --------   --------   --------   --------
$100,000...........................  $ 10,000   $ 20,000   $ 30,000   $ 40,000   $ 50,000   $ 60,000
 125,000...........................    12,500     25,000     37,500     50,000     62,500     75,000
 160,000+..........................    16,000     32,000     48,000     64,000     80,000     96,000

     The maximum amount of a participant's earnings that may be taken into account in any year is limited to an amount specified in the United States Internal Revenue Code of 1986, as amended (the "Code"), as adjusted annually for cost-of-living increases (such amount is $160,000 for 1998).

     As at December 31, 1998, Messrs. Clevy, Cain, Clanton, Millan and Wiese had 4.3, 22.0, 2.5, 4.2 and 10.4 years of credited service, respectively, under the Pension Plan.

     In addition, Mr. Clevy has a supplemental pension plan with ICP USA which will provide a maximum pension on retirement equal to 3 1/3% of Mr. Clevy's average annual earnings (salary and bonus), based on three consecutive years of highest earnings, for each year of service up to a maximum of 15 such years, plus an additional 1% for each additional year of service up to a maximum of 20 such additional years, less the amount payable under the Pension Plan. Sixty percent of Mr. Clevy's pension will continue to his spouse on his death.

     The following table sets forth estimated annual amounts payable under a supplemental pension plan before reduction for amounts payable under the Pension Plan, if applicable.

                    SUPPLEMENTAL PENSION PLAN TABLE (CLEVY)

                                                        YEARS OF SERVICE
                           --------------------------------------------------------------------------
REMUNERATION                  5          10         15         20         25         30         35
------------               --------   --------   --------   --------   --------   --------   --------
$400,000.................  $ 66,667   $133,333   $200,000   $220,000   $240,000   $260,000   $280,000
 500,000.................    83,333    166,667    250,000    275,000    300,000    325,000    350,000
 600,000.................   100,000    200,000    300,000    330,000    360,000    390,000    420,000
 700,000.................   116,667    233,333    350,000    385,000    420,000    455,000    490,000
 800,000.................   133,333    266,667    400,000    440,000    480,000    520,000    560,000
 900,000.................   150,000    300,000    450,000    495,000    540,000    585,000    630,000

     As at December 31, 1998, Mr. Clevy had 4.3 years of credited service under his supplemental pension plan.

                  TERMINATION AND CHANGE IN CONTROL AGREEMENTS

     Mr. Clevy has an agreement with ICP USA which provides that upon termination of his employment with the Company (as defined therein), he will continue to be entitled to receive his annual salary and other benefits he was receiving at the time of termination for 24 months (or, at his option, he may receive a lump sum payment equal to the aggregate face value of these amounts).

     Mr. Clanton has an agreement with ICP USA which provides that upon termination of his employment with the Company (as defined therein), he will continue to be entitled to receive his annual salary and other benefits he was receiving at the time of termination for 12 months (or, at his option, he may receive a lump sum payment equal to the aggregate face value of these amounts).

     The Company has also entered into contracts with each of the Named Executive Officers that provide generally for continuation of the executive's salary for a stated number of months following a Change in Control (the "Severance Period") in the event of a termination of the officer's employment by the Company other than "for cause" or as a result of death or disability. In addition, the executive will receive, in such event, on an annual basis, during the Severance Period, an amount equal to the average of the executive's bonus during the three years prior to termination. For Mr. Clevy, the Severance Period is 36 months; for Messrs. Cain, Clanton, Millan and Wiese, the Severance Period is 24 months. Additionally, the contracts provide that the officers shall be paid such amounts if the officer voluntarily terminates his employment with the Company if, after a Change in Control: (a) a material change in the executive's duties and responsibilities for the Company from those duties and responsibilities for the Company in effect at the time a Change in Control occurs, which change results in the assignment of duties and responsibilities inferior to the executive's duties and responsibilities at the time such Change in Control occurs; (b) a reduction in the executive's salary and benefits (excluding discretionary bonuses), from the salary and benefits in effect at the time a Change in Control occurs; (c) a change in the location of the executive's work assignment from the location at the time a Change in Control occurs to any other city or geographical location that is located further than one hundred
(100) miles from that location; or (d) the Company terminates or amends any incentive plan so that, when considered in the aggregate with any substitute plan or other substitute compensation, the incentive plan in which the executive is participating fails to provide the executive with a level of benefits equivalent to at least 85% of the value of the level of benefits provided in the aggregate by the terminated or amended incentive plan at the date of such termination or amendment. These contracts generally provide for an excise tax gross-up with respect to any taxes incurred under Section 4999 of the Code after a Change in Control. Additionally, these contracts provide for an extension of life insurance, medical insurance, and other employment benefits throughout the executive's applicable Severance Period. A "Change in Control" occurs when a person (other than the executive or a group of which the executive is a member or participant) becomes the beneficial owner, directly or indirectly, of 50% or more of the then outstanding Shares. Any executive who is a party to both a termination agreement and a change in control agreement may not receive benefits under both agreements.

     COMPENSATION AND PENSION COMMITTEE INTERLOCKS AND INSIDE PARTICIPATION

     The following individuals served as members of the Compensation and Pension Committee during 1998: Prior to May 13, 1998, the Hon. William G. Davis, P.C., C.C., Q.C., Stanley M. Beck, Q.C., and David H. Morris; after May 13, 1998, the Hon. William G. Davis, P.C., C.C., Q.C., Stanley M. Beck, Q.C., David H. Morris, and William A. Wilson. None of the directors who served as members of the Committee during 1998 is, or has ever been, an officer or an employee of the Company or any of its subsidiaries.

                REPORT OF THE COMPENSATION AND PENSION COMMITTEE

     The Compensation and Pension Committee of the Board of Directors (the "Committee") reviews and makes recommendations to the Board in respect of the overall compensation philosophy of the Company and specific compensation policies, programs and plans. The Committee also reviews and makes recommendations to the Board in respect of the compensation to be paid to the Chief Executive Officer and, after considering the recommendations of the Chief Executive Officer, to the other officers of the Company and its principal operating subsidiaries, ICP USA and International Comfort Products Corporation (Canada). The Committee retains the services of independent consultants to advise it on such matters as the structuring of compensation arrangements, design of compensation and benefit plans and competitive benchmarking. The Committee retained the services of a consultant from Deloitte & Touche to advise it with respect to executive compensation matters in 1998.

     When determining the appropriate levels of executive compensation to be recommended to the Board for approval, the Committee utilizes various information sources, including data prepared by independent consultants. The Committee also considers the Company's performance, viability, the integrity of its assets, future outlook, ethical standards related to its role as a worldwide corporate citizen and applicable tax, securities and other regulations affecting the Company. As the Company's business is carried on principally in the United States, pay levels and practices for executives resident in the United States or with significant North American responsibilities are established with reference to those of U.S. industrial companies of similar size and complexity but are paid in the currency of the country in which the executive is resident without taking currency exchange rates into account. Pay levels and practices in respect of executives resident in Canada who do not have broader geographical responsibilities are established with reference to a similar sample of Canadian organizations. In each case, the comparator groups were selected by the Committee as they are considered to be the prime sources of management resources for the Company as well as the principal competitors for management talent.

GENERAL STRATEGY

     The executive compensation strategy is a guideline for policy formulation and decision-making that aligns the Company's human resources and business strategies. The Company believes that effective compensation plans must be performance-based, cost-effective and must maximize long-term shareholder value. The Committee reviews ICP's compensation strategy, market-competitiveness and plan effectiveness annually at minimum.

BASE SALARY

     ICP base salaries are generally competitive with the market median, relative to similar job scope and company size. The relative significance of ICP base salaries is subordinate to variable, performance-based compensation components. Therefore, when base salary increases are granted, they typically consist of competitive market and internal equity adjustments. Adjustments are not necessarily made at set intervals, but are made when significant variance from the market exists.

     ICP may also award lump sum base salary increases based on the achievement of previously determined corporate and individual Performance Management Program goals. Lump-sum increases, when awarded, do not change the individual's rate of base salary.

INCENTIVE COMPENSATION

     ICP pays total cash compensation levels (base salaries plus annual incentives) and total direct compensation levels (total cash plus long-term incentives) which are market competitive when budgeted expectations are met, and highly competitive when expectations are exceeded. No incentive compensation is paid when performance results fall below a pre-established threshold level.

     The Committee recommends to the Board target, threshold and maximum incentive performance and award levels for all participants. Once approved by the Board, these levels are communicated for each position, level or group. ICP may also recognize extraordinary achievement through discretionary incentive awards.

  Annual Incentive Compensation

     ICP's short-term incentive plan for executives is a simple formula-based design that rewards executives for the achievement of short-term goals, which create growth and profitability. Short-term incentives for other managers and salaried employees take the form of annual incentive plans, lump-sum salary increases, sales commissions and the like, that best reflect and motivate each position's contribution to the achievement of short-term goals and objectives.

  Long-Term Incentives

     ICP's long-term incentive plans reward the achievement of long-term growth, profitability, shareholder value and stock price appreciation; reward team effort; and serve to closely align shareholder interests and organizational success with the executive's personal, financial and career interests. ICP provides long-term compensation opportunities in the form of stock options or stock grants and deferred cash compensation. Plan designs enhance the retention of executive talent and discourage behavior that does not further the overall long-term good of the organization. As such, long-term awards are subject to vesting or other long-term capital accumulation restrictions.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     The Chief Executive Officer's compensation program has the same components as those described for the other members of the executive officer group: base salary, annual incentive and long-term incentive. The Chief Executive Officer's compensation program is established with reference to the comparator groups described above. The Committee makes recommendations to the Board regarding the Chief Executive Officer's compensation on the same performance-related basis as for the other executive officers.

     Section 162(m) of the Code limits to $1 million per year the compensation expense deduction the Company may take under United States federal tax laws for non-performance-based compensation paid to a person who is "highly-compensated" for purposes of the Code (generally, the CEO and other Named Executive Officers). In making its decisions about compensation for Mr. Clevy and other officers likely to be named executive officers, the Committee considers Section 162(m). Although the Company's compensation levels have not historically resulted in total compensation in excess of $1 million (excluding the spread on stock option exercises which generally should qualify for deductibility under
Section 162(m)) for Named Executive Officers other than Mr. Clevy, it is generally the policy of the Company that the components of executive compensation that are inherently performance-based should qualify for exclusion from the deduction limitation under Section 162(m).

     The Committee believes, however, that while tax deductibility is an important factor, it is not the sole factor to be considered in setting executive compensation policy, and accordingly reserves the right, in appropriate circumstances, to pay amounts, in addition to base salary, that might not be deductible. If non-performance-based compensation in excess of $1 million should become payable to a person who is "highly-compensated" for purposes of the Code and regulations, the Committee will consider requiring that individual to defer any amounts earned in excess of the cap to a tax year following the year in which the individual leaves the employment of the Company.

                              Submitted by the Compensation and Pension
                              Committee of the Board:

                              The Hon. William G. Davis, P.C., C.C., Q.C.
                              (Chairman)
                              Stanley M. Beck, Q.C.
                              David H. Morris
                              William A. Wilson

                               PERFORMANCE GRAPHS

     The following graph provides a five year comparison of cumulative total return performance of an initial investment in Shares on December 31, 1993, of Cdn. $100, versus the cumulative total return of the TSE 300 Composite Index. The year-end values of each investment shown on the graph are based on share price appreciation or depreciation plus, in the case of the TSE 300 Composite Index, dividend re-investment.

                                                               International        TSE 300
                     Measurement Period                           Comfort          Composite
                   (Fiscal Year Covered)                          Products           Index
12/31/93                                                                   100               100
12/31/94                                                                   075               100
12/31/95                                                                   036               114
12/31/96                                                                   091               147
12/31/97                                                                   267               169
12/31/98                                                                   273               166

     The following graph provides a five year comparison of cumulative total return performance of an initial investment in Shares on December 31, 1993, of U.S. $100, versus the cumulative total return of the Standard and Poor's (the "S&P") Midcap 400 Index, and the Industrial Component of the S&P Midcap 400 Index. The year-end values of each investment shown on the graph are based on share price appreciation or depreciation plus, in the case of each index, dividend re-investment.

                                                                                         Industrial
                                                                                         Component
                                                   International                           of S&P
               Measurement Period                     Comfort          S&P Midcap        Midcap 400
             (Fiscal Year Covered)                    Products         400 Index           Index
12/31/93                                                       100               100               100
12/31/94                                                        69                96                99
12/31/95                                                        37               126               125
12/31/96                                                        88               150               148
12/31/97                                                       258               199               184
12/31/98                                                       246               237               225

                           REAPPOINTMENT OF AUDITORS

     The Board recommends that the shareholders vote FOR the reappointment of Arthur Andersen LLP as the Company's auditors to hold office until the close of the next annual meeting of shareholders. Arthur Andersen LLP have served as auditors of the Company since June 1997. Representatives of Arthur Andersen LLP have been requested to attend the Meeting. Such representatives will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

                APPROVAL OF ANNUAL AND LONG TERM INCENTIVE PLAN

INTRODUCTION

     On October 26, 1998, the Board adopted the International Comfort Products Corporation Annual and Long-Term Incentive Plan (the "Incentive Plan"), subject to shareholder approval. A copy of the Incentive Plan appears as Exhibit A to this Proxy Circular.

     Under the proposed Incentive Plan, the Company may grant to key employees cash-based annual and long-term incentive awards. The Board believes that the Incentive Plan will form an important part of the Company's overall compensation program. The Incentive Plan will support the Company's ongoing efforts to develop and retain outstanding leaders and will give the Company the ability to provide those employees with incentives that are directly linked to the performance of the Company's businesses and increases in shareholder value.

     The Incentive Plan is not required to be submitted to shareholders; however, it is being submitted to shareholders for their approval in order that awards thereunder will be considered "qualified performance-based compensation" within the meaning of Section 162(m) of the Code (see discussion below under the heading United States Federal Income Tax Consequences). Approval of the Incentive Plan requires the affirmative vote of the holders of a majority of the Shares present, in person or by proxy, at the Meeting and entitled to vote. The Board recommends that the shareholders vote FOR the approval of the Incentive Plan.

SUMMARY OF INCENTIVE PLAN

     The following general description of certain features of the Incentive Plan is qualified in its entirety by reference to Exhibit A.

     Eligibility. Senior executives and key management personnel of the Company and its subsidiaries who are responsible for or contribute to the management, growth and profitability of the Company will be eligible to receive awards under the Incentive Plan. No determination has been made as to which of the Company's eligible employees (currently, approximately 8) will receive grants under the Incentive Plan, and therefore, the benefits to be allocated to any individual or to various groups of employees are not presently determinable.

     Administration. It is currently anticipated that the Incentive Plan will be administered by the Compensation and Pension Committee. This Committee will select the individuals to whom awards will be granted and will set the terms of such awards. The Committee may delegate its authority under the Incentive Plan to officers of the Company, subject to Board-approved guidelines, with respect to employees who are not "executive officers" of the Company.

     Cash-based Annual Awards and Performance Units. The Incentive Plan provides both for Annual Incentive Awards and Performance Units, each of which are cash based. Annual Incentive Awards have a performance cycle of one year or less while Performance Units have performance cycles of more than one year. Such awards will be earned only if corporate, business area or individual performance objectives over performance cycles established by or under the direction of the Committee are met. The performance objectives may vary from participant to participant, group to group and period to period. The performance objectives for awards that are intended to constitute "qualified performance-based compensation" (see discussion below under the heading United States Federal Income Tax Consequences) will be based upon one or more of the following: revenue, net income, operating income, stock price, market share, earnings per share, cash flow, return on equity, return on assets, return on capital, decrease in costs, total shareholder return or

Corporate Value Added (net after-tax operating profit less the cost of capital). Any Award will be evidenced by a written agreement between the Company and the employee.

     Maximum Awards. The Incentive Plan provides that any one employee may not receive more than $2 million under an Annual Incentive Award. With respect to Performance Units, an employee cannot receive more than $2.5 million multiplied by the number of years in the performance cycle.

     Death or Disability. The Incentive Plan provides that in the event of an employee's death or disability, Awards fully vest unless the applicable agreement provides otherwise.

     Change in Control Provisions. The Incentive Plan provides that in the event of a "Change in Control" (as defined in the plan), all Awards fully vest unless the applicable agreement provides otherwise or if, in the judgment of the Committee, provision is made by a surviving corporation to provide an appropriate substitute award. The Incentive Plan also provides for the Committee to provide relief (e.g., tax gross-ups) in the event any compensation payable upon a change in control is deemed an "excess parachute payment" that is subject to the excise tax under Section 4999 of the Code.

     Termination of Employment. The Incentive Plan provides that in the event the Company terminates the employee's employment without cause, the Award vests as provided in the applicable agreement. If the Company terminates the employee's employment with cause, the employee forfeits all unvested portions of any Award. If an employee terminates his/her employment, the employee forfeits all unvested portions of any Award; provided, however, the agreement may provide that the Committee may pro-rate the unvested portion of any Award.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     Any cash payments that an employee receives in connection with awards under the Incentive Plan are includible in income in the year received or made available to the employee without substantial limitations or restrictions. Generally, the Company will be entitled to deduct the amount the employee includes in income as a business expense in the year of payment.

     Section 162(m) of the Code places a $1 million annual limit on the deductible compensation of certain executives of publicly traded corporations. The limit, however, does not apply to "qualified performance-based compensation." The Company believes that awards under the Incentive Plan will qualify for the performance-based compensation exception to the deductibility limit, assuming that the Incentive Plan is approved by shareholders.

     State tax consequences may in some cases differ from those described above. Awards under the Incentive Plan will in some instances be made to employees who are subject to tax in jurisdictions other than the United States and may result in tax consequences differing from those described above.

OTHER INFORMATION

     If approved by shareholders, the Incentive Plan will be effective on January 1, 1999, and will expire on December 31, 2008, unless terminated earlier, or extended, by the Board. Any awards granted before the Incentive Plan expires or is terminated may extend beyond the expiration or termination date. The Board may amend the Incentive Plan at any time, provided that no such amendment will be made without shareholder approval if such approval is required under applicable law.

     The Incentive Plan provides that awards are not transferable except in the event of the participant's death or unless otherwise required by law. Other terms and conditions of each award will be set forth in award agreements, which can be amended by the Committee.

     It is presently intended that the Incentive Plan constitutes an "unfunded" plan for incentive compensation. The plan authorizes the creation of trusts and other arrangements to facilitate or ensure payment of the Company's obligations.

                  STATEMENT OF CORPORATE GOVERNANCE PRACTICES

     Strong corporate governance practices are essential to the Company's success and its ability to create shareholder value. This statement of corporate governance practices is made pursuant to the requirements of the TSE relating to the disclosure of corporate governance practices. As a public company whose Shares trade on the TSE, the Company complies with the corporate governance guidelines issued by the TSE in the December 1994, Report of the TSE Committee on Corporate Governance in Canada.

BOARD MANDATE

     In December 1995, the Board separated the functions of chairman and chief executive officer. This separation articulates the Board's view that the chairman should represent the interests of shareholders and the chief executive officer should represent the views of management, which is accountable to the Board. The directors provide oversight and a policy framework that ensure management acts in the best interests of the shareholders.

     In 1996 and 1997, governance practices and expectations of management were improved through several initiatives that included:

     - a strengthening of the Board and its committees through the addition of independent directors;

     - a new long-term strategic planning process, resulting in a three-year strategic plan;

     - the appointment of internal auditors;

     - the linking of management compensation to measurable operational and profit performance targets;

     - the partial or, at a director's option, entire payment of director's fees (less applicable taxes) in Shares of the Company; and

     - a new communications policy to provide shareholders and other stakeholders with comprehensive and timely information.

BOARD MEMBERSHIP

     The Board currently has 12 members, of whom one is a related director (the Company's Chief Executive Officer) and 11 are directors unrelated to either the management or the business of the Company. The Company does not have a controlling shareholder, although the current Chairman, Richard W. Snyder, controls 20.39% of the Company's outstanding Shares and another director, Roy T. Graydon, is a portfolio manager of the Merchant Banking Group of Ontario Teachers' Pension Plan Board, the holder of 19.45% of the Company's outstanding Shares.

     In 1996, the Company's shareholders approved a substantial change in the composition of the Board to include American residents with specific knowledge of the U.S. heating, ventilation and air conditioning industry and the markets in which the Company competes. In 1998, the Company derived approximately 81 percent of its revenue from U.S. sales. The corporate head office and corporate management functions are located in Franklin, Tennessee and most of the Company's manufacturing operations are located in Lewisburg, Tennessee.

     The composition of the Board has been influenced by the need to ensure that the Company has the appropriate complement of skills, knowledge and experience required to implement the Company's long-term strategic plan.

     The current Board was elected in May 1998.

BOARD COMMITTEES

     The Board has four standing committees, each of which is comprised of a majority of independent directors. The functions and current membership of each of the Company's Audit Committee, Compensation and Pension Committee, Nominating and Corporate Governance Committee, and Strategic Planning Committee are described elsewhere in this Proxy Circular.

DECISIONS REQUIRING BOARD APPROVAL

     In addition to those matters which must by law be approved by the Board, management is also required to seek the approval of the Board for:

     - acquisitions of, or investments in, new businesses above $3 million;

     - changes in the nature of the Company's existing business;

     - hiring of senior management;

     - annual business plan and budgets; and

     - any other matter considered "material" to the business and affairs of the Company.

BOARD PERFORMANCE

     It is the responsibility of the Chairman of the Board of Directors to ensure the effective operation of the Board. The Chairman consults on an ongoing basis with the independent directors to discuss the effectiveness of the process the Board follows to receive information from management. The Chairman also consults on an ongoing basis with individual members of the Board to discuss each director's contribution to the Board and committee meetings and any other matters that the individual directors wish to raise with the Chairman.

SHAREHOLDER FEEDBACK

     The Company's shareholder communications policy is one of timely public dissemination of material information. At the Company's annual meeting, a full opportunity is afforded for shareholders to ask questions concerning the Company's activities. In addition, Stephen L. Clanton, Senior Vice President, Chief Financial Officer and Treasurer is responsible for investor relations and Karla G. Smith, Vice President, Corporate Communications is responsible for communications and public relations. Investor concerns are reviewed to ensure that every inquiry receives a full and timely response from the appropriate officer.

EXPECTATIONS OF MANAGEMENT

     The information which management provides to the Board is critical. Directors must have confidence in the analysis, operational and reporting functions of management. The Company's Strategic Planning Committee and the Nominating and Corporate Governance Committee work closely with management to ensure that management is effective in identifying problems and opportunities for the Company.

                              CERTAIN TRANSACTIONS

     During the 1998 fiscal year, except as disclosed above under "Compensation of Executive Officers," and except as set forth below, the Company's executive officers and directors did not have significant business relations with the Company requiring disclosure under applicable regulations and no such transactions are anticipated during fiscal year 1999.

     Mr. Snyder is a general partner of Ravine Partners, Ltd. ("Ravine"), a Texas limited partnership. On April 30, 1996, Mr. Snyder, Ravine and Roberta W. Snyder, a general partner of Ravine, (collectively, the "Snyder Group") entered into an agreement (the "Snyder Group Agreement") with the Company relating to the Snyder Group's shareholdings which provides for, among other things, a prohibition on the acquisition by the Snyder Group of in excess of 20 percent of the outstanding Shares or the sale by the Snyder Group of any Shares to a buyer who after such sale would own in excess of 20 percent of the outstanding Shares, without first having offered the Shares to the Company or a third party buyer arranged by the Company. The Snyder Group Agreement was amended in July 1997 to provide for an exception to the prohibition of the acquisition by the Snyder Group of more than 20 percent of the outstanding Shares in the circumstances of the issuance of Shares to Mr. Snyder in his capacity as a director or Chairman of the Company pursuant to the Company's Share Compensation Arrangement for Non-Employee Directors.

                 SHAREHOLDER PROPOSALS FOR 2000 PROXY MATERIALS

     To be considered for inclusion in the Company's proxy materials relating to the 2000 annual meeting of shareholders, such proposals must be submitted by eligible shareholders who have complied with the relevant requirements of the SEC and the Canada Business Corporations Act and must be received no later than February 18, 2000, under the Canada Business Corporations Act and not later than December 20, 1999, under the Exchange Act. In addition, if the Company is not notified of a shareholder proposal by March 3, 2000, then the proxies held by management may provide the discretion to vote against such shareholder proposal, even though such proposal is not discussed in the proxy materials sent in connection with the 2000 annual meeting of shareholders. Shareholder proposals should be mailed to David P. Cain, Senior Vice President, General Counsel and Secretary, International Comfort Products Corporation, 501 Corporate Centre Drive, Suite 200, Franklin, Tennessee, USA 37067.

                             APPROVAL OF DIRECTORS

     The Board has approved the contents of this Circular and the sending thereof to the shareholders of the Company.
                                          /s/ DAVID P. CAIN
                                          DAVID P. CAIN
                                          Senior Vice President,
                                          General Counsel and Secretary

Toronto, Ontario, Canada
April 16, 1999

                                 10-K AVAILABLE

     UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF THE SHARES ENTITLED TO VOTE AT THE MEETING, THE COMPANY, WITHOUT CHARGE, WILL PROVIDE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, TOGETHER WITH FINANCIAL STATEMENTS AND SCHEDULES, AS FILED WITH THE SEC. REQUESTS SHOULD BE MAILED TO DAVID P. CAIN, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, INTERNATIONAL COMFORT PRODUCTS CORPORATION, 501 CORPORATE CENTRE DRIVE, SUITE 200, FRANKLIN, TENNESSEE, USA 37067.

                                   EXHIBIT A

                   INTERNATIONAL COMFORT PRODUCTS CORPORATION

                      ANNUAL AND LONG-TERM INCENTIVE PLAN

                                  ARTICLE ONE
                                    PURPOSE

     The purpose of the Plan is to support the Corporation's ongoing efforts to develop and retain the highest quality leadership and to provide the Corporation with the ability to provide incentives more directly linked to the performance of the Corporation's businesses and increases in stockholder value. The Plan is intended to conform with Section 162(m) of the United States Internal Revenue Code of 1986, as amended, by providing "performance based" compensation within the meaning of that Code section.

                                  ARTICLE TWO
                                  DEFINITIONS

     For purposes of the Plan, the following terms shall have the meanings set forth below:

     "Affiliate" of the Corporation means any corporation, partnership, or other business association that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Corporation.

     "Agreement" means an agreement evidencing one or more Awards under this Plan, as specified in Section 6.5, as any such Agreement may be supplemented or amended from time to time.

     "Annual Incentive Award" means an Award made pursuant to Section 5 with a Performance Cycle of one year or less.

     "Approved Transaction" means any transaction in which the Board (or, if approval of the Board is not required as a matter of law, the stockholders of the Corporation) shall approve (i) any consolidation or merger of the Corporation, or binding share exchange, pursuant to which Ordinary Shares of the Corporation would be changed or converted into or exchanged for cash, securities or other property, other than any such transaction in which the stockholders of the Corporation immediately prior to such transaction have at least eighty percent (80%) of the common stock of, and voting power with respect to, the surviving corporation immediately after such transaction, (ii) any merger, consolidation or binding share exchange to which the Corporation is a party as a result of which the persons who are stockholders of the Corporation immediately prior thereto have less than a majority of the combined voting power of the outstanding capital stock of the Corporation ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors immediately following such merger, consolidation or binding share exchange, (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation, or (iv) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation.

     "Awards" mean grants under this Plan of Annual Incentive Awards or Performance Units.

     "Board" means the Board of Directors of the Corporation.

     "Board Change" means, during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

     "Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

     "Committee" means the Compensation and Pension Committee of the Board or a subcommittee thereof, any successor thereto or such other committee or subcommittee as may be designated by the Board to administer the Plan.

     "Control Purchase" means any transaction (or series of related transactions) in which (i) any person (as such term is defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), corporation or other entity (other than the Corporation, any Subsidiary or any employee benefit plan sponsored by the Corporation or any Subsidiary) shall purchase any Ordinary Shares of the Corporation (or securities convertible into Ordinary Shares of the Corporation) for cash, securities or any other consideration pursuant to a tender offer or exchange offer, without the prior consent of the Board, or (ii) any person (as such term is so defined), corporation or other entity (other than the Corporation, any Subsidiary, any employee benefit plan sponsored by the Corporation or any Subsidiary, or any Controlling Person (as defined below)) shall become the "beneficial owner" (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 50% or more of the combined voting power of the then outstanding securities of the Corporation ordinarily (and apart from the rights accruing under special circumstances) having the right to vote in the election of directors (calculated as provided in Rule 13d-3(d) under the Exchange Act in the case of rights to acquire the Corporation's securities), other than in a transaction (or series of related transactions) approved by the Board. For purposes of this definition, "Controlling Person" means each of (a) the Chairman of the Board, the President and each of the directors of the Corporation as of the Effective Date of this Plan, and (b) the respective family members, estates and heirs of each of the persons referred to in clause (a) above and any trust or other investment vehicle for the primary benefit of any of such persons or their respective family members or heirs. As used with respect to any person, the term "family member" means the spouse, siblings and lineal descendants of such person.

     "Corporation" means International Comfort Products Corporation, a corporation organized under the laws of Canada, or any successor thereto.

     "Corporate Value Added" means net after-tax operating profit less the cost of capital.

     "Disability" means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than the lesser of: (1) the exclusionary period then existing under the Corporation's long term disability plan for senior managers; or (2) twelve (12) months.

     "Effective Date" has the meaning ascribed thereto in Section 6.7(a).

     "Exchange Act" means the United States Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

     "Ordinary Shares" or "Shares" means the Ordinary Shares of the Corporation.

     "Performance Cycle" means the period selected by the Committee during which the performance of the Corporation or any subsidiary, affiliate or unit thereof or any individual is measured for the purpose of determining the extent to which an Award subject to Performance Goals has been earned.

     "Performance Goals" mean the objectives for the Corporation or any subsidiary or affiliate or any unit thereof or any individual that may be established by the Committee for a Performance Cycle with respect to any Performance Units contingently awarded under the Plan, to determine in whole or in part whether a Performance Unit shall be earned.

     "Performance Unit" means an Award made pursuant to Section 5 with a Performance Cycle of more than one year.

     "Plan" means this Annual and Long Term Incentive Plan, as amended from time to time.

     "Subsidiary" of the Corporation means any present or future subsidiary (as defined in Section 424(f) of the Code) of the Corporation or any business entity in which the Corporation owns directly or indirectly, 50% or more of the voting, capital or profits interests. An entity shall be deemed a subsidiary of the Corporation for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

                                 ARTICLE THREE
                                 ADMINISTRATION

     The Plan shall be administered by the Committee, which shall have the power to interpret the Plan and to adopt such rules and guidelines for carrying out the Plan as it may deem appropriate. The Committee shall have the authority to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with the laws, regulations, compensation practices and tax and accounting principles of the countries in which the Corporation, a subsidiary or an affiliate may operate to assure the viability of the benefits of Awards made to individuals employed in such countries and to meet the objectives of the Plan. Subject to the terms of the Plan, the Committee shall have the authority to determine those employees eligible to receive Awards and the amount, type and terms of each Award and to establish and administer any Performance Goals applicable to such Awards. The Committee may delegate its authority and power under the Plan to one or more officers of the Corporation, subject to guidelines prescribed by the Committee and approved by the Board, with respect to participants who are not subject to Section 16 of the Exchange Act. Any determination made by the Committee or pursuant to delegated authority in accordance with the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate, and all decisions made by the Committee or any appropriately designated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and Plan participants.

                                  ARTICLE FOUR
                                  ELIGIBILITY

     The persons who shall be eligible to participate in the Plan and to receive Awards under the Plan shall be such senior executives and key management personnel of the Corporation and its Subsidiaries as the Committee shall select. Awards may be made to employees who hold or have held Awards under this Plan or any similar or other awards under any other plan of the Corporation or any of its Affiliates. No member of the Board shall be eligible to receive an Award.

                                  ARTICLE FIVE
                                     AWARDS

     5.1 Terms of Awards. An Award may be in the form of either an Annual Incentive Award or Performance Units. Annual Incentive Awards and Performance Units shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals.

     5.2 Performance Goal Criteria. Performance Goals may be based on one or more business criteria that apply to the individual, one or more business units of the Corporation, or the Corporation as a whole, and may include one or more of the following: revenue, net income, operating income, stock price, market share, earnings per share, cash flow, return on equity, return on assets, return on capital, decrease in costs, total shareholder return or Corporate Value Added. Unless otherwise stated, a Performance Goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). In interpreting Plan provisions applicable to Performance Goals and Performance Units, it is the intent that the Plan conform with the standards of Section 162(m) of the Code and Treasury Regulation sec. 1.162-27(e)(2)(i), and, in establishing such goals and interpreting the Plan, the Committee shall be guided by such provisions. Performance Goals shall be established by the Committee in writing not later than 90 days after the commencement of the Performance Cycle to which the Performance Goal relates, but in no event after 25 percent of the Performance Cycle has elapsed, and in any event while the outcome is substantially uncertain.

     5.3 Committee Certification. Prior to the payment of any compensation under or pursuant to an Annual Incentive Award or a Performance Unit based on the achievement of Performance Goals, the Committee must certify in writing that applicable Performance Goals and any of the material terms thereof were, in fact, satisfied. Subject to the foregoing provisions, the terms, conditions and limitations applicable to any Annual Incentive Award or Performance Units made pursuant to this Plan shall be determined by the Committee.

     5.4 Maximum Awards. An Annual Incentive Award paid to a participant with respect to any Performance Cycle shall not exceed $2,000,000. A Performance Unit paid to a participant with respect to any Performance Cycle shall not exceed $2,500,000 times the number of years in the Performance Cycle.

                                 ARTICLE SEVEN
                               GENERAL PROVISIONS

     6.1 Acceleration of Awards.

     (a) Death or Disability. Upon the termination of the employment, by reason of death or Disability, of an employee who has been granted an Award, notwithstanding any contrary waiting period, installment period or vesting schedule in any Agreement or in the Plan, unless the applicable Agreement provides otherwise, each Annual Incentive Award and each Performance Unit shall become vested in full.

     (b) Approved Transactions; Board Change; Control Purchase. In the event of any Approved Transaction, Board Change or Control Purchase, notwithstanding any contrary waiting period, installment period or vesting schedule in any Agreement or in the Plan, unless the applicable Agreement provides otherwise, all Performance Goals shall thereupon be deemed to have been achieved, and all Annual Incentive Awards and Performance Units shall thereupon be deemed to be fully vested and immediately payable, in each case effective upon the Board Change or Control Purchase or immediately prior to consummation of the Approved Transaction. Notwithstanding the foregoing, unless otherwise provided in the applicable Agreement, the Committee may, in its discretion, determine that any or all outstanding Awards of any or all types granted pursuant to the Plan will not vest on an accelerated basis nor Performance Goals be deemed to have been achieved in connection with an Approved Transaction, Board Change or Control Purchase, if the Board or the surviving or acquiring corporation, as the case may be, shall have taken, or made effective provision for the taking of, such action as in the opinion of the Committee is equitable and appropriate to substitute a new Award for such Award or to assume such Award and in order to make such new or assumed Award, as nearly as may be practicable, equivalent to the old Award (before giving effect to any acceleration of the vesting thereof), taking into account, to the extent applicable, the kind and amount of securities, cash or other assets into or for which the Ordinary Shares may be changed, converted or exchanged in connection with an Approved Transaction.

     6.2 Termination of Employment

     (a) General. Upon the termination of the employment of an employee prior to the vesting of any Annual Incentive Award or Performance Unit held by that employee, such Award shall thereafter vest, solely to the extent provided in the applicable Agreement; provided, however, that (i) any termination of employment by reason of death or Disability will be treated in accordance with the provisions of Section 6.1(a); and; (ii) any termination by the Corporation for cause will be treated in accordance with the provisions of Section 6.2(b). In explanation and not in derogation of the foregoing, an Agreement may provide that if an employee voluntarily terminates his/her employment with the Corporation, that employee shall forfeit his/her rights to any portion of an Award that has not yet vested; provided, however, any Agreement may provide that the Committee, in its discretion may pro-rate the unvested portion of any Award and pay that portion to an employee.

     (b) Termination by Corporation for Cause. Upon the termination of the employment of an employee who has been granted an Award for cause (for these purposes, cause shall have the meaning ascribed thereto in any employment agreement to which such employee is a party or, in the absence thereof, shall include but not be limited to, insubordination, dishonesty, incompetence, moral turpitude, other misconduct of any kind and the refusal to perform his duties and responsibilities for any reason other than illness or incapacity; provided, however, that if such termination occurs within 12 months after an Approved Transaction, Control Purchase or Board Change, termination for cause shall mean only a felony conviction for fraud, misappropriation or embezzlement) prior to the vesting of any Annual Incentive Award or Performance Unit, then such employee's interest in the unvested portion of any Annual incentive Award or Performance Unit shall be forfeited immediately.

     (c) Miscellaneous. The Committee may determine whether any given leave of absence constitutes a termination of employment; provided, however, that for purposes of the Plan (i) a leave of absence, duly authorized in writing by the Corporation for military service or sickness, or for any other purpose approved by the Corporation if the period of such leave does not exceed 90 days, and (ii) a leave of absence in excess of 90 days, duly authorized in writing by the Corporation, provided the employee's right to reemployment is guaranteed either by statute or contract, shall not be deemed a termination of employment. Awards made under the Plan shall not be affected by any change of employment so long as the person continues to be an employee of the Corporation or any Subsidiary.

     6.3 Right of Corporation to Terminate Employment. Nothing contained in the Plan or in any Award, and no action of the Corporation or the Committee with respect thereto, shall confer or be construed to confer on any employee any right to continue in the employ of the Corporation or any of its Subsidiaries or interfere in any way with the right of the Corporation or a Subsidiary to terminate the employment of the employee at any time, with or without cause; subject, however, to the provisions of any employment agreement between the employee and the Corporation or any Subsidiary.

     6.4 Nonalienation of Benefits. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, hypothecation, pledge, exchange, transfer, encumbrance or charge, and any attempt to anticipate, alienate, sell, assign, hypothecate, pledge, exchange, transfer, encumber or charge the same shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits.

     6.5 Written Agreement. Each Award shall be evidenced by a written agreement, each in such form and containing such terms and provisions not inconsistent with the provisions of the Plan as the Committee from time to time shall approve; provided, however, that if more than one type of Award is made to the same employee, such Awards may be evidenced by a single agreement with such employee. Each grantee of an Award shall be notified promptly of such grant and a written agreement shall be promptly executed and delivered by the Corporation and the grantee, provided that, in the discretion of the Committee, such grant of an Award shall terminate if such written agreement is not signed by such grantee (or his attorney) and delivered to the Corporation within 60 days after the date the Committee approved such grant. Any such written agreement may contain (but shall not be required to contain) such provisions as the Committee deems appropriate (i) to ensure that the penalty provisions of Section 4999 of the Code will not apply to any payments received by the employee from the Corporation or (ii) to provide payments (e.g., tax gross-ups) to the employee to mitigate the impact of such penalty provisions upon the employee. Any such agreement may be supplemented or amended from time to time as approved by the Committee as contemplated by Section 6.7(c).

     6.6 Designation of Beneficiaries. Each person who shall be granted an Award under the Plan may designate a beneficiary or beneficiaries and may change such designation from time to time by filing a written designation of beneficiary or beneficiaries with the Committee on a form to be prescribed by it, provided that no such designation shall be effective unless so filed prior to the death of such person.

     6.7 Termination and Amendment.

     (a) Effective Date. If approved by stockholders, the Plan shall be effective as of January 1, 1999 (the "Effective Date").

     (b) Term and Termination. Unless the Plan shall theretofore have been terminated as hereinafter provided, no Awards may be made under the Plan on or after the tenth anniversary of the Effective Date, provided, that any Awards granted prior thereto may extend beyond that date. The Board or the Committee may at any time prior to the tenth anniversary of the Effective Date terminate the Plan, and may, from time to time, suspend or discontinue the Plan or modify or amend the Plan in such respects as it shall deem advisable; except that no such modification or amendment shall be effective prior to approval by the Corporation's stockholders to the extent such approval is required by applicable legal requirements.

     (c) Modification. No termination, modification or amendment of the Plan may, without the consent of the person to whom any Award shall theretofore have been granted, adversely affect the rights of such person with respect to such Award. No modification, extension, renewal or other change in any Award granted under the Plan shall be made after the grant of such Award, unless the same is consistent with the provisions of the Plan. With the consent of the employee and subject to the terms and conditions of the Plan (including Section 6.7(a)), the Committee may amend outstanding Agreements with any employee, including, without limitation, any amendment which would accelerate the time or times at which the Award may be vested. Without limiting the generality of the foregoing, the Committee may, but solely with the employee's consent unless otherwise provided in the Agreement, agree to cancel any Award under the Plan and issue a new Award in substitution therefore, provided that the Award so substituted shall satisfy all of the requirements of the Plan as of the date such new Award is made. Nothing contained in the foregoing provisions of this Section 6.7(c) shall be construed to prevent the Committee from providing in any Agreement that the rights of an employee with respect to the Award evidenced thereby shall be subject to such rules and regulations as the Committee may, subject to the express provisions of the Plan, adopt from time to time, or impair the enforceability of any such provision.

     6.8 Government and Other Regulations. The obligation of the Corporation with respect to Awards shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies as may be required, including, without limitation, the rules and regulations of any securities exchange or association on which the Ordinary Shares may be listed or quoted.

     6.9 Withholding. The Corporation's obligation to pay cash in respect of any Award under the Plan shall be subject to applicable federal, state and local tax withholding requirements. If an employee shall fail to pay, or make arrangements satisfactory to the Committee for the payment to the Corporation of all such federal, state and local taxes required to be withheld by the Corporation, then the Corporation shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to such employee an amount equal to any federal, state or local taxes of any kind required to be withheld by the Corporation with respect to such Award.

     6.10 Separability. It is the intent of the Corporation that Awards under this Plan comply with certain exemptive provisions applicable to persons subject to Section 16 of the Exchange Act unless otherwise provided herein or in an Award Agreement, that any ambiguities or inconsistencies in the construction of this Plan be interpreted to give effect to such intention, and that if any provision of this Plan is found not to be consistent with the availability of exemptions for grants and awards or dispositions to the Corporation under
Section 16 of the Exchange Act, such provision shall be null and void to the extent required to comply with such exemptive provisions.

     6.11 Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options and the awarding of stock and cash otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

     6.12 Exclusion from Pension and Profit-Sharing Computation. By acceptance of an Award, unless otherwise provided in the applicable Agreement, any employee who receives an Award shall be deemed to have agreed that such Award is special incentive compensation that will not be taken into account, in any manner, as salary, compensation or bonus in determining the amount of any payment under any pension, retirement or other employee benefit plan, program or policy of the Corporation or any Subsidiary. In addition, each beneficiary of a deceased employee shall be deemed to have agreed that such Award will not affect the amount of any life insurance coverage, if any, provided by the Corporation on the life of the employee which is payable to such beneficiary under any life insurance plan covering employees of the Corporation or any Subsidiary.

     6.13 Unfunded Plan. Neither the Corporation nor any Subsidiary shall be required to segregate any cash which may at any time be represented by Awards and the Plan shall constitute an "unfunded" plan of the Corporation. Neither the Corporation nor any Subsidiary shall, by any provisions of the Plan, be deemed to be a trustee of any property, and the liabilities of the Corporation and any Subsidiary to any employee pursuant to the Plan shall be those of a debtor pursuant to such contract obligations as are created by or pursuant to the Plan, and the rights of any employee, former employee or beneficiary under the Plan shall be limited to those of a general creditor of the Corporation or the applicable Subsidiary, as the case may be. In its sole discretion, the Board may authorize the creation of trusts or other arrangements to meet the obligations of the Corporation under the Plan, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

     6.14 Corporation's Rights. The grant of Awards pursuant to the Plan shall not affect in any way the right or power of the Corporation to make reclassification, reorganizations or other changes of or to its capital or business structure or to merge, consolidate, liquidate, sell or otherwise dispose of all or any part of its business or assets. Awards, however, shall be proportionately adjusted, as appropriate, to reflect any stock dividend, stock split or share combination with respect to the Ordinary Shares or any recapitalization of the Corporation.

     6.15 Defeasance of Awards. Any Awards granted hereunder are specifically made subject to defeasance by the failure of the shareholders of the Corporation to approve the Plan within a period of twelve months from the date the Plan is adopted by the Board.

     6.16 Indemnification and Exculpation. Each person who is or shall have been a member of the Board or of the Committee shall be indemnified and held harmless by the Corporation against and from any and all loss, cost, liability or expense that may be imposed upon or reasonably incurred by him/her in connection with or resulting from any claim, action, suit, or proceeding to which he/she may be or become involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him/her in satisfaction of a judgment in any such action, suit, or proceeding, except a judgment in favor of the Corporation based upon a finding of his/her lack of good faith; subject, however, to the condition that upon the institution of any claim, action, suit, or proceeding against him/her, he/she shall in writing give the Corporation an opportunity, at its expense, to handle and defend the same before he/she undertakes to handle and defend it on his/her own behalf. The foregoing right of indemnification shall not be exclusive of any other right to which such person may be entitled as a matter of law or otherwise, or any power that the Corporation may have to indemnify him/her or hold him/her harmless. Each member of the Board or of the Committee, and each officer and employee of the Corporation shall be fully justified in relying or acting in good faith upon any information furnished in connection with the administration of the Plan by any appropriate person or persons other than himself/herself. In no event shall any person who is or shall have been a member of the Board or of the Committee, or an officer or employee of the Corporation, be held liable for any determination made, or other action taken, or any omission to act in reliance upon any such information as referred to in the preceding sentence, or for any action (including the furnishing of information) taken, or any omission to act, when any such determination, action or omission is made in good faith. No liability whatever shall attach to or be incurred by any past, present or future shareholders, officers or directors, as such, of the Corporation or any of its Subsidiaries, under or by reason of any of the terms, conditions or agreements contained in this Plan or implied therefrom, and any and all liabilities of and any and all rights and claims against the Corporation or any of its Subsidiaries, or any shareholder, officer or director as such, whether arising at common law or in equity or created by statute or constitution or otherwise, pertaining to this Plan, are hereby expressly waived and released by every employee who receives an Award hereunder, as a part of the consideration for any benefits under this Plan.

                                   (ICP LOGO)

                                                                      Appendix A


                                     PROXY
                   INTERNATIONAL COMFORT PRODUCTS CORPORATION
                   FOR USE AT THE ANNUAL AND SPECIAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON MAY 19, 1999.
     THIS PROXY IS SOLICITED BY AND ON BEHALF OF MANAGEMENT OF THE COMPANY.

   The undersigned holder of Ordinary Shares ("Shares") of International Comfort Products Corporation (the "Company") hereby appoints Richard W. Snyder, or failing him, David P. Cain, or instead of either of the foregoing,
                            , as proxy for the undersigned to attend, vote and
act for and on behalf of the undersigned AT THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS OF THE COMPANY TO BE HELD AT THE METRO TORONTO CONVENTION CENTRE, NORTH BUILDING, ROOM 101, 255 FRONT STREET WEST, TORONTO, ONTARIO, CANADA ON WEDNESDAY, MAY 19, 1999 (THE "MEETING") AT 10:00 A.M. (LOCAL TIME), and at any adjournments thereof, and hereby revokes any proxy previously given by the undersigned.

   1. A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON WHO NEED NOT BE A SHAREHOLDER, TO REPRESENT HIM AND TO ATTEND AND ACT ON HIS BEHALF AT THE MEETING, OTHER THAN THE NOMINEES DESIGNATED ABOVE, AND MAY EXERCISE SUCH RIGHT BY INSERTING THE NAME OF HIS NOMINEE IN THE SPACE PROVIDED ABOVE FOR THAT PURPOSE.

   2. The Shares represented by this proxy will be voted in accordance with any choice specified in this proxy. IF NO SPECIFICATION IS MADE, THE PERSONS NAMED ABOVE WILL VOTE SUCH SHARES FOR THE ELECTION OF THE DIRECTORS NAMED IN THIS PROXY, FOR THE REAPPOINTMENT OF ARTHUR ANDERSEN LLP AS AUDITORS OF THE COMPANY AND FOR THE RESOLUTION AUTHORIZING AND APPROVING OF THE COMPANY'S ANNUAL AND LONG-TERM INCENTIVE PLAN.

   3. If this proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed by the Company.

Without limiting the general powers hereby conferred, the Shares represented by this proxy are to be:

   1. [ ] VOTED FOR the election as directors of all nominees listed below (except as marked to the contrary below), or

      [ ] WITHHELD FROM VOTING for all nominees listed below.

                                     INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.

                                                        Richard C. Barnett  Stanley M. Beck    W. Michael Clevy
                                                        William G. Davis    John F. Fraser     Roy T. Graydon
                                                        Marvin G. Marshall  Ernest C. Mercier  David H. Morris
                                                        David A. Rattee     Richard W. Snyder  William A. Wilson

                                      2. Voted FOR [ ], or WITHHELD FROM VOTING
                                         [ ], or ABSTAIN FROM VOTING [ ] on,
                                         the reappointment of Arthur Andersen
                                         LLP as auditors of the Company.

                                      3. Voted FOR [ ], or AGAINST [ ], or
                                         ABSTAIN FROM VOTING [ ] on, the
                                         resolution authorizing and approving
                                         the Company's Annual and Long-Term
                                         Incentive Plan.

                                      4. Voted, in their discretion:

                                        (a) on any variation of or amendments to
                                            the foregoing matters proposed at
                                            the Meeting or any adjournment
                                            thereof; and

                                        (b) on any other matters may properly
                                            come before the Meeting or any
                                            adjournment thereof.

                                   Dated: ___________ day of ____________, 1999.

                                   ---------------------------------------------
                                   Name of Shareholder (please print)

                                   ---------------------------------------------
                                   Signature of Shareholder

                                      This proxy must be signed by the
                                      shareholder or such shareholder's
                                      attorney, duly authorized in writing or, if the shareholder is a corporation, by an officer or attorney thereof duly authorized. Signatures should correspond with the name imprinted hereon. Where two or more persons are named, all should sign.